EXHIBIT 11.1

                            JEFFERSON SMURFIT CORPORATION
                          CALCULATION OF PER SHARE EARNINGS
                        (In millions, except per share data)

                                              Three months ended      Nine months ended
                                                 September 30,          September 30,
                                               1998         1997        1998       1997

Income (loss) before extraordinary item       $   8        $   8       $  30      $  (3)

Loss from extraordinary item                                             (13)

Net loss                                      $   8        $   8       $  17      $  (3)


Weighted average shares outstanding
  for basic earnings per share                  111          111         111        111

Effect of diluted securities
  Employees stock options                         1            2           1          1

Weighted average shares outstanding
  for diluted earnings per share                112          113         112        112


Basic per share amounts:

Income (loss) before extraordinary item       $ .07        $ .07       $ .27      $(.03)

Loss from extraordinary item                                            (.12)

Net loss                                      $ .07        $ .07       $ .15      $(.03)



Diluted per share amounts:

Income (loss) before extraordinary item       $ .07        $ .07       $ .27      $(.03)

Loss from extraordinary item                                            (.12)

Net loss                                      $ .07        $ .07       $ .15      $(.03)